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                                                                     EXHIBIT 5.1

                                 April 22, 2003


SANMINA-SCI Corporation
2700 North First Street
San Jose, CA 95134

      RE:   REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 22, 2003 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act") of 9,000,000 shares of Common Stock available for issuance under your 2003 Employee Stock Purchase Plan and 12,000,000 shares of Common Stock available for issuance under your 1999 Stock Plan. Such shares of Common Stock are referred to herein as the "Shares," and such plans are referred to herein as the "Plans". As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

      It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.


      We consent to the use of this opinion as an exhibit to the Registration Statement, and consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.


                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/ Wilson Sonsini Goodrich & Rosati